Exhibit 99.1

20-21/F, Guoshou Financial Center, 23 Zhenzhi Road, Chaoyang District, Beijing,

100032, P.R. China

Tel: (86-10) 5776 3888 Fax: (86-10) 5776 3777

March 1, 2023

TO: Cordyceps Sunshine Biotech Holdings Co., Ltd.

6th Fl., No. 15, Lane 548, Ruiguang Road, Neihu District, Taipei City, Taiwan

Re: PRC Legal Opinion on Cordyceps Sunshine Biotech Holdings Co., Ltd’ s PRC Legal Matters

We have acted as the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, does not include Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) legal adviser to the Company in connection with the Company’s registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules”) relating to the offering (the “Offering”) by 65 selling shareholders of Cordyceps Sunshine Biotech Holdings Co., Ltd. of its ordinary shares (the “Ordinary Shares”). We have been requested to give this Opinion as to the matter set forth below.

We are licensed lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court (collectively the “PRC Laws”), such licenses and authorization of which have not been revoked, suspended, restricted, or limited in any manner whatsoever.

For the purpose of rendering this legal opinion (this “Opinion”), we have examined the copies, certified or otherwise identified to our satisfaction, provided to us by the Company and such other documents, corporate records, certificates, approvals, and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by the PRC Government Agencies and officers of the Company (the “Documents”). During such examination, we have assumed that:

(a)	all Documents submitted to us in copies are identical to their originals;

(b)	all signatures, seals and chops on such Documents are authentic;

(c)	all parties in relation to any of the Documents aforesaid or to any other documents as referred to in this Opinion have the requisite power and authority to enter into, and have duly executed and delivered the Documents and performed their obligations hereunder, except those parties with respect to whose power and authority we have opined upon in this Opinion;

(d)	the truthfulness, accuracy and completeness of all factual statements in the Documents submitted and made available to us up to the date of this Opinion. Where certain facts were not independently established to us in order to render this Opinion, we have relied upon certificates issued by the PRC Government Agencies and representatives of the Company and the PRC Group Companies with proper authority, and also upon representations, oral or written, made in, or pursuant to, the Documents, and we have qualified this Opinion with regard to such facts as “to our best of our knowledge after due inquiries” without further independent investigation;

(e)	all facts and Documents which may affect this Opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure;

(f)	the governing law of the Transaction Documents is complied with in relation to their execution, delivery, performance or enforcement, and each of the Transaction Documents as defined below and other related documents is legal, valid, binding and enforceable in accordance with their respective governing laws in any and all respects;

(g)	any Document submitted to us is still effective and has not been varied, revoked, withheld, cancelled or superseded by some other documents or agreements or action of which we are not aware after due inquiry;

(h)	all Governmental Authorizations as defined below, and other official statements or documentations were obtained from the competent PRC Government Agencies by lawful means; and

(i)	all Documents constitute legal, valid, binding and enforceable obligations on the parties thereto (other than those governed by the PRC Laws or to which the PRC Laws are related).

This Opinion is rendered on the basis of the PRC Laws effective as of the date hereof and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term. Any such changes, amendments thereto or replacements thereof may become effective immediately upon promulgation.

We do not purport to be experts on or generally familiar with or qualified to express legal opinions regarding the laws of any jurisdiction other than the PRC. Accordingly, we express or imply no opinion on the laws of any jurisdiction other than the PRC.

Section I Definition

Unless the context of this Opinion otherwise indicates, the following capitalized terms shall have the meanings ascribed to them below:

“Chengdu Skyherb”， “PRC entity” or “Company”	refer to Chengdu Skyherb Biotechnology Co., Ltd.

“AoA”	refer to articles of association of a company.

“Government Agency”	refers to any competent government authorities, courts, arbitration commissions, or any legal body exercising or entitled to exercise any administrative, judicial, legislative, police, regulatory or tax authority or power of the similar nature in the PRC.

“Governmental Authorization”	refers to any approval, consent, permit, authorization, filing, registration, exemption, certificates, permission, waiver, endorsement, annual inspection, qualification or license required by the applicable PRC Laws to be obtained from or with any Government Agency.

“Intellectual Property”	refers to trademarks, patents, software copyrights, and domain names which have been registered in accordance with the PRC Laws and held by the PRC Group Companies listed in Appendix C hereof.

“Intellectual Property Rights”	refer to the rights to trademarks, patents, software copyrights, domain names, which have been registered in accordance with the PRC Laws.

“M&A Rules”	refer to the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and amended on June 22, 2009.

“Material Adverse Effect”	refers to any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the condition (financial or otherwise), business, shareholders’ equity interests, properties or results of operations or prospects of the PRC Group Companies taken as a whole.

“PRC Resident”	refers to a resident as defined under the PRC Laws, including citizens of the PRC (does not matter whether he or she is residing outside the PRC).

“Prospectus”	refers to the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Renminbi or RMB”	refers to the lawful currency of the PRC.

“Registration Statement”	refers to the registration statement in Form F-1, including all amendments or supplements thereto, under the United States Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission (the “SEC”) relating to the offering.

“SAFE”	refers to the PRC State Administration of Foreign Exchange and its competent local branches.

“SAFE Rules”	refer to the Circular of the SAFE on Relevant Issues concerning Foreign Exchange Administration of Oversea Investment and Financing and Inbound Investment through Offshore Special Purpose Companies by Domestic Residents issued on July 4, 2014, including any of its applicable implementing rules or regulations, or any successor rule or regulation made under the PRC Laws, in relation to the ownership interest of the PRC Residents in the Company.

Section II Opinions

Based on the foregoing, we are of the opinions on the date hereof that:

1)	Incorporation of the PRC Entity.

The PRC Entity has been duly organized and is validly existing as a limited liability company with full legal person status and is in good standing under the PRC Laws. All Governmental Authorizations required under the PRC Laws for the ownership of equity interests in the PRC Entity have been obtained. To the best of our knowledge after due inquiries, except as disclosed in the Registration Statement and the Prospectus, the AoA and the business license of each of the PRC Group Companies comply with the applicable PRC Laws and are in full force and effect. According to the applicable PRC Laws, registered capital only needs to be subscribed when registered at the competent Government Agency and shall be fully paid before the date as specified in articles of association. To the best of our knowledge after due inquiries, the PRC Entity has not been fully paid, which does not violate their respective articles of association and applicable PRC Laws. To the best of our knowledge after due inquiry, no winding up or liquidation proceedings have been commenced for, and no bankruptcy or insolvency proceedings or judgments have been commenced or declared against, the PRC Entity holds any equity interest in any company or joint venture with limited liability organized in the PRC under PRC Laws.

2)	Company Contracts.

Each of the material contracts which the PRC Entity is a party governed by PRC Laws (the “Company Contracts”) has been duly authorized, executed and delivered by the PRC Entity, as applicable; PRC Entity has the corporate power and capacity to enter into and to perform its obligations under such Company Contracts; each of the Company Contracts to which a PRC Group Entity is a party constitutes a legal, valid and binding obligation of the parties therein, enforceable against the parties therein in accordance with its terms and conditions. All Governmental Authorizations in respect of each of the Company Contracts, if and to the extent required by PRC Laws, have been obtained or completed to ensure their legality and validity. To our best knowledge, the execution, delivery and performance of the Company Contracts (either individually or in any combination) by the parties thereto, and the consummation of the transactions contemplated thereunder, do not and will not (A) result in any material violation of the business license, articles of association, approval certificate or other constitutional document of any of the PRC Group Entities; (B) result in any material violation of or penalty under any PRC Law, Governmental Authorization or decree, judgment, decision or order of any Governmental Agency; or (C) conflict with or result in a material breach or violation of any terms or provisions of, or constitute a default under, any Binding Agreements to which any of the PRC Entity is a party or by which any of them is bound or to which any of their property or assets is subject. To the best of our knowledge after due inquiry, none of the PRC Entity is in material breach or default in the performance or observance of any of the terms or provisions of the Company Contracts to which it is a party or by which it is bound or to which any of its property or assets is subject.

3)	Business.

To the best of our knowledge after due inquiries, except as disclosed in the Registration Statement and the Prospectus, (i) the PRC Entity has full legal rights, power, and authorities (corporate and otherwise) to own or lease, use and operate its assets and to conduct its business as described in the Registration Statement and the Prospectus; and (ii) the PRC Entity has all material Governmental Authorizations to conduct its business as is as described in the Registration Statement and the Prospectus, and none of the PRC Entity has received, or is currently subject to, any notification of proceedings related to the modification, suspension or revocation of any Governmental Authorizations.

Unless otherwise disclosed in the Prospectus and this Opinion, the businesses as presently conducted and as proposed to be conducted by the PRC Entity as provided in the Prospectus are in compliance with all applicable PRC Laws in all material aspect.

4)	Title to Property.

The PRC Entity owns all such properties as are necessary to the conduct of its operations; to the best of our knowledge after due inquiry, the PRC Entity has valid subsisting in material respect of all properties occupied or used by it. To the best of our knowledge after due inquiry, except as disclosed in Registration Statement and the Prospectus, the PRC Entity has valid title to the real properties as set out in Appendix B hereto. Each lease agreement to which PRC Entity are fully protected by the terms of the lease agreements in material respects, which are valid, binding and enforceable in accordance with their respective terms under PRC Law; and, to the best of our knowledge after due inquiry, none of the PRC Group Entities owns, operates, manages or has any other right or interest in any other real property of any kind except as described in the Registration Statemen and the Prospectus.

5)	No Guarantees.

To the best of our knowledge after due inquiry, there are no outstanding guarantees or contingent payment obligations of any PRC Group Entity for the benefit of indebtedness of third parties except as described in the Registration Statement and the Prospectus.

6)	No Violation.

To the best of our knowledge after due inquiries and as confirmed by the PRC Entity, except as disclosed in the Registration Statement and the Prospectus, none of the PRC Entity is in breach or violation of or in default under (i) their respective AoAs or business licenses; (ii) any Governmental Authorization which has been or is required to be obtained by PRC Entity; (iii) any PRC Laws applicable to the PRC Entity; (iv) any Material Agreement; or (v) any effective arbitration award or judgment, order or decree of any PRC court or any Government Agency issued to any of the PRC Entity as of the date hereof, except for, in the case of (i),(ii), (iii), (iv) and (v) in this paragraph, breaches, violations or defaults that would not, individually or in the aggregate, have Material Adverse Effect on the PRC Entity.

7)	M&A Rules.

The M&A Rules prescribe, among other things, the procedures and formalities of merger and acquisition of a domestic enterprise in China by foreign investors by either purchasing the equities or assets of, or stock swap with, a target PRC enterprise. Following the adoption of the M&A Rules on September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles as defined under the M&A Rules (together with the M&A Rules, the “M&A Rules and Related Clarifications”).

According to the M&A Rules and Related Clarifications, offshore special purpose vehicles (“SPVs”), formed for listing purposes through acquisitions of the PRC domestic companies and controlled by PRC individuals are required to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The CSRC approval requirement applies to SPVs that acquire equity interests in the PRC domestic companies through share swaps and using cash. We are of the opinion that the M&A Rules and Related Clarifications do not require that the Company to obtain prior CSRC approval for the consummation of the Offering or the listing and trading of its ADSs on the U.S. stock exchange.

8)	SAFE Rules.

Unless otherwise disclosed in the Prospectus, if any, each Group Member has completed all relevant registration, reporting, filing and other procedures required under applicable SAFE Rules and Regulations. The principal shareholders who directly or indirectly hold shares in the Company and who are known to us as being PRC residents are in the process of applying the foreign exchange registrations required in connection with the recent corporate restructuring.

9)	No Immunity.

Under the PRC Laws, the PRC Entity and each of their respective shareholders can sue and be sued in his or her own name, subject to compliance with the PRC civil procedural laws; none of the PRC Entity or any of their respective properties, assets or revenues, is subjected to any right of immunity, on the ground of sovereignty or otherwise, from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment, and could not successfully interpose any such immunity as a defense to the same.

10)	No Proceedings

To the best of our knowledge after due inquiries and as confirmed by the PRC Entity, except as disclosed in the Registration Statement and Appendix D , there are no legal, governmental, administrative, regulatory or arbitrative proceedings before any PRC court or before or by any of the PRC Government Agencies pending against, or involving the properties, business of the Company or any of the PRC Group Entities, or to which any of the properties of the Company or any of the PRC Group Entities is subject, which, if determined adversely against any of the Company and the PRC Group Entities, would individually or in the aggregate have Material Adverse Effect on the PRC Entity.

11)	Dividends and distributions.

All dividends and other distributions declared and payable on the equity interests of the PRC Entity in Renminbi are freely payable under the PRC Laws, and in the case of the PRC Entity that is wholly foreign-owned enterprise, may be payable in foreign currency and freely transferred out of the PRC without the necessity of obtaining any Governmental Authorization, provided that the remittance of such dividends outside of the PRC complies with the procedures required by PRC Laws relating to foreign exchange and any applicable withholding taxes are duly paid. Unless otherwise as disclosed in the Prospectus, if any, such dividends will not be subject to any other withholding or other taxes under the PRC Laws and are otherwise free and clear of any other further tax, withholding or deduction in the PRC.

12)	PRC Laws

The statements set forth in the Registration Statement and the Prospectus under the sections captioned “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Business”, “Management”, “Principal Shareholders”, “Related Party Transactions”, “Descriptions of Securities”, “Shares Eligible For Future Sale”, “Enforceability of Civil Liabilities” insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to and only to the extent governed by the PRC Laws, present the information and summarize in all material respects the matters referred to therein; such statements are in all material respects correct and accurate. To the best of our knowledge, there are no PRC Laws or regulations that are material to the business or operation of the PRC Entity and required to be described in the Registration Statement and the Prospectus that are not described as required.

13)	Intellectual Property.

Except as disclosed in the Registration Statement and the Prospectus, the PRC Entity has valid title to the intellectual properties as set out in Appendix C hereto. To our best knowledge after due inquiry and as confirmed by the PRC Entity, none of the PRC Entity is infringing, misappropriating, or violating any Intellectual Property Rights of any third party in the PRC, nor has the PRC Entity received any notice of infringement of or conflict with asserted rights of others with respect to any such right of others, except for the situations that would not reasonably be expected to have, individually or in aggregate, Material Adverse Effect on the PRC Entity.

14)	Labor Disputes.

To the best of our knowledge after due inquiries and as confirmed by the PRC Entity, no labor dispute, legal proceedings with the employees of any of the PRC Entity exists, except for such dispute or legal proceedings that, as the case may be, would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect on the PRC Group Companies.

15)	Governing Law; Submission to Jurisdiction.

The irrevocable submission of the Company to the non-exclusive jurisdiction of the U.S. federal and state courts in the City of New York (each a “New York Court”), the waiver by the Company of any objection to the venue of a proceeding in such court, the waiver and agreement of the Company not to plead an inconvenient forum, and the agreement of the Company that the Transaction Documents be construed in accordance with and governed by the laws of the State of New York do not contravene the PRC Laws; service of process effected in the manner set forth in the Transaction Documents does not contravene the PRC Laws and is effective under the PRC Laws to confer valid personal jurisdiction over the PRC Group Entities, the assets and properties of the Company in the PRC, subject to compliance with relevant civil procedural requirements in the PRC; any judgment obtained in a New York Court arising out of or in relation to the obligations of the Company under the Transaction Documents will be recognized by the PRC courts subject to compliance with general principles of the PRC Laws, the sovereignty, national security and public interest of the PRC and civil procedural requirements under the PRC Civil Procedural Law, other than those disclosed in the Registration Statement and the Prospectus.

16)	No Sovereign Immunity.

Under the PRC Laws, none of the PRC Entity, nor any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

17)	Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Disclosure Package, or the Prospectus, nothing has come to our attention that causes us to believe that the Registration Statement, at the time it became effective or as of the date hereof, the Disclosure Package, as of the applicable time, or the Prospectus, as of its date and as of the date hereof, in each case other than the financial statements and related schedules and other financial data contained therein, as to which we express no opinion, contain any untrue statement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading from the perspective of the PRC law.

This Opinion is subject to the following qualifications:

(a)	This Opinion is issued only based on the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof, or enforcement therefor, will not be changed, amended, or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)	We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents.

(c)	This Opinion is intended to be used in the context specifically referred to herein, and each section should be looked on as a whole regarding the same subject matter, and no part shall be extracted for interpretation separately from this Opinion.

(d)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution, or performance of any legal documents that would be deemed as materially mistaken, unconscionable, or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative, or judicial bodies in exercising their authorities in connection with the interpretation, implementation and application of the relevant PRC Laws.

(e)	Under the PRC legal, administrative, or arbitration system, we have very limited access to the information about the current, pending, or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives involving the PRC Group Companies, and we are not able to make exhaustive inquiries of the current, pending or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives.

Save as provided herein, this Opinion shall not be quoted, nor shall a copy of which be given to any person without our express prior written consent except for (i) the submission to the OTC Markets Group, (ii) incorporation in the Registration Statement and the Prospectus, which shall be prepared and publicly disclosed for the consummation of the Offering and the listing of the Company’s ADSs, or (iii) the situation where such disclosure is required to be made by applicable laws and regulations or is requested by the relevant regulatory authorities or courts, or in the addressee’s seeking to establish a defense in any legal or regulatory proceeding or investigation relating to the Offering and such disclosure is required to be made by applicable law or regulation, or is requested by any governmental, judicial, or competent regulatory authority, including without limitation the SEC, or in connection with any dispute, proceedings, investigations or claim to which the addressee is a party relating to the Offering.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Prospectus, and to the use of our name under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Business”, “Management”, “Principal Shareholders”, “Related Party Transactions”, “Descriptions of Securities”, “Shares Eligible For Future Sale”, “Enforceability of Civil Liabilities” and elsewhere in the Prospectus.  This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Prospectus. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm

Appendix A

PRC Entity

Name of PRC Entity	Chengdu Skyherb Biotechnology Co., Ltd.
Present Registered Address	Building 1, Zone D, No.689 Boshi Road, Shou’an Street, Pujiang County, Chengdu City, Sichuan Province
Business License Number	91510100MA6AMW6Y0E
Shareholder	Cordyceps Sunshine Biotech Co., Limited, 100%
Legal Representative	Niu Xusheng
Registered Share Capital	USD 2.1 million
Paid-up Capital	0
Organization Form	Limited Liability Company
Business Scope	Research, development and sale: biotechnology products, nano biological materials, cosmetics, beauty devices, biological products, electronic products; processing and sale of food and agricultural products (excluding vegetables, meat and other primary agricultural products); maintenance and sale of agricultural tools; technical consultation and service of beauty devices; research and development of medical devices. Technical consultation, Technical services; Import and export of goods or technologies (except those prohibited by the state or involving administrative examination and approval); Trade agent (excluding restricted items) sales of medical equipment planting of Chinese herbal medicines (Except for the restricted and prohibited categories in the Catalogue of Foreign Investment Industries) (except for those involving the implementation of special access management measures stipulated by the state (projects subject to approval according to law can only carry out business activities after being approved by relevant departments)
Establishment Date	June 5, 2020
Term of Operation	June 5, 2020, to Long-term
Executive Director	Niu Xusheng
Supervisor	Lv Zhenyu

Material Historical Changes in Shareholder:

No.	Time	Details of Changes	Content
1.	13 July 2020	Change in Shareholders.

(1) Change from Niu Xusheng’s contribution of USD 2.1 million to Chengdu Skyherb Biotechnology Co., Ltd ’s contribution of USD 2.1 million;

(2) Change from a limited liability company (wholly owned by natural persons from Hong Kong, Macao and Taiwan) to a limited liability company (wholly owned by legal persons from Hong Kong, Macao and Taiwan)

Appendix B

List of Real Properties and Lease Agreement

Real Property:

Location of the Property	Owner	Use	Area	Certificate
D1, Zone D, Chengdu Helian New Industrial Park	Chengdu Skyherb	Industrial land	1830.01m2	To be Acquired

Lease Agreement:

Location of the Property	Parties	Use	Area	Certificate
Dormitory of Uhome Chengdu Lianhe Industry Supporting Complex Building	Lessee: Chengdu Skyherb; Lessor: Chengdu Lianhe Industry Park Investment Co., Ltd	Dormitory	55m2	To be Acquired

Appendix C

List of Intellectual Property

Trademark:

	Trademark	Registrant	Registration No.	Type	Registration Date	Status
1.		Chengdu Skyherb	54272206	5	2021.03.12	Registered
2.		Chengdu Skyherb	54272197	35	2021.03.12	Registered
3.		Chengdu Skyherb	48464693	5	2020.07.28	Registered
4.		Chengdu Skyherb	48454391	35	2020.07.28	Registered

Appendix D

	Type	Date of Case Filing	Case No.	Defendant (Respondent)	Results of Judgment	Status
1.	Civil	2021.02.01	[2021] Chuan 0131 CaiBao No.3	Chengdu Skyherb	The property of the Chengdu Skyherb shall be preserved within the value of RMB 8,000,000	Released
2.	Civil	2022.02.15	[2022] Chuan 01 Zhi No. 782	Chengdu Skyherb	-	Have been filed
3.	Civil	2022.05.05	[2022] Chuan 0131 Zhi No. 660	Chengdu Skyherb	-	Have been filed